Exhibit 99.1

COPsync, Inc. Appoints Luisa Ingargiola to its Board of Directors

DALLAS – February 23, 2016 – COPsync, Inc. (NASDAQ: COYN), which operates the nation’s only law enforcement in-car information sharing and communication network, and the COPsync911™ threat alert system for schools, government buildings, hospitals and other potentially at-risk facilities is pleased to announce the appointment of Luisa Ingargiola to the Company’s Board of Directors. Ms. Ingargiola will serve as the Chair of the Audit Committee of the COPsync Board of Directors and as a member of the Board’s Compensation Committee.

Ms. Ingargiola is the Chief Financial Officer for Magne Gas (NASDAQ: MNGA), which converts liquid waste into a hydrogen-based fuel. Mrs. Ingargiola presently serves as a member of the Board of Directors for the JBF Foundation Worldwide and CES Synergies, Inc., where she also serves as the Audit Committee Chair.

Prior to joining Magne Gas, Mrs. Ingargiola worked for Boston Capital Partners as an Investment Advisor in its Limited Partnership Division, and then as a Budget and Expense Manager for MetLife Insurance Company. In this capacity, she managed a $30-million-dollar annual budget and her tasks included budget implementation, expense and variance analysis and financial reporting. Luisa previously served as a Board member and Audit Committee Chair for CBD Energy Limited in 2014.

Mrs. Ingargiola graduated in 1989 from Boston University with a Bachelor’s Degree in Business Administration and a concentration in Finance. In 1996, she earned her Master’s Degree from the University of South Florida.

Mr. Ronald A. Woessner, Chief Executive Officer of COPsync Inc., stated, "We are thrilled that Ms. Ingargiola will be joining the COPsync Board of Directors. She has significant experience in the U.S. capital markets and deep relationships within the investment and banking community. Additionally, she has extensive experience in compliance and regulatory oversight from her service on various public company boards. We look forward to the value she will bring COPsync in these and other matters."

About COPsync, Inc.

COPsync, Inc. (COYN) is a technology company that improves communication between and among law enforcement officers and agencies from differing jurisdictions to help them prevent and respond more quickly to crime. The COPsync Network™ connects law enforcement officers and agencies to a common communications system, which gives officers instant access to actionable, mission-critical data and enables them to share information and communicate in real-time with other officers and agencies, even those hundreds and thousands of miles away. The Network's companion, COPsync911™ threat-alert system, enables schools, courts, hospitals, government buildings, energy, telecommunications and other potentially at-risk facilities to automatically and silently send threat-alerts directly to local law enforcement officers in their patrol cars in the event of a crisis, thereby speeding first responder response times and saving minutes when seconds count. The COPsync Network saves officer and citizen lives, reduces unsolved crimes and assists in apprehending criminals and interdicting criminal behavior -- through such features as a nationwide officer safety alert system, GPS/auto vehicle location and distance-based alerts for crimes in progress, such as school crisis situations, child abductions, bank robberies and police pursuits. The COPsync Network also eliminates manual processes and increases officer productivity by enabling officers to write electronic tickets, accident reports, DUI forms, arrest forms and incident and offense reports. The company also sells VidTac®, an in-vehicle, software-driven video system for law enforcement. Visit www.copsync.com and www.copsync911.com for more information.

Contact:
For COPsync:
Ronald A. Woessner
Chief Executive Officer
972-865-6192
invest@copsync.com

Media:
Fred Sommer
Senior Consultant
Investor Relations
Ascendant Partners, LLC.
732-410-9810
fred@ascendantpartnersllc.com